Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – January 19, 2012

Auburn National Bancorporation, Inc.

Announces Sale of Limited Partnership Investments

and Balance Sheet Restructuring

AUBURN, Alabama – On January 13, 2012, AuburnBank (the “Bank”), a wholly-owned subsidiary of Auburn National Bancorporation, Inc. (the “Company”), sold its interests in three affordable housing limited partnerships with a carrying value of $5.2 million. Net proceeds from the sale of these investments were approximately $8.5 million. As a result, the Company will recognize a pre-tax gain on sale of $3.3 million during the first quarter of 2012.

Because the gain on sale of the limited partnership interests is considered a capital gain for tax purposes, management believes it is more-likely-than-not that approximately $0.5 million in deferred tax assets related to capital loss carryforwards will be realized. As a result, the Company will reverse a previously established deferred tax valuation allowance during the first quarter of 2012, which is expected to reduce the Company’s projected annual income tax expense for 2012.

E.L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “Attractive market prices for affordable housing investments and the ability to recover the value of a deferred tax asset that was scheduled to expire in 2014 were the primary drivers for selling our limited partnership interests at this time.”

In addition, on January 19, 2012, the Bank restructured its balance sheet by paying off $38.0 million of Federal Home Loan Bank of Atlanta (“FHLB”) advances outstanding with a weighted average rate of 4.26% and a weighted average duration of 2.6 years. In connection with paying off the FHLB advances, the Bank will incur prepayment penalties of approximately $3.7 million during the first quarter of 2012. Sources available to repay the FHLB advances included net proceeds from the sale of the limited partnership interests and excess liquidity previously invested in federal funds.

Mr. Spencer continued, “By paying off $38.0 million of our higher cost advances, we reduce our interest costs and improve our regulatory capital ratios by reducing the size of our balance sheet. More importantly, the net effect of the sale of our limited partnership interests, the recovery of the deferred tax asset, and the balance sheet restructuring are expected to be accretive to net earnings in 2012.”

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $776 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In addition, the Bank opened a new full-service branch in Valley, Alabama during the fourth quarter of 2011. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. The Bank also operates a commercial loan production office in Montgomery, Alabama, which opened during the third quarter of 2011, and a residential mortgage loan office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, tax effects and regulatory capital ratios that are expected to result from the transactions. Actual results may differ from those set forth in the forward-looking statements. Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2010, and otherwise in our SEC reports and filings.